Filing Fee Table

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

MICROCHIP TECHNOLOGY INCORPORATED
(Exact Name of Registrant as Specified In Its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities To be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c); 457(h)	1,094,505	$70.55	$77,217,327.75	$92.70 per $1,000,000	$7,158.05
Fees Previously paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$77,217,327.75		$7,158.05
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$7,158.05

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Microchip Technology Incorporated International Employee Stock Purchase Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)Calculated on the basis of the average of the high and low prices per share of common stock as reported by The Nasdaq Stock Market on January 28, 2022.